Offshore Logistics, Inc.

224 Rue De Jean – 70508
Post Office Box 5C
Lafayette, Louisiana 70505
Tel: (337) 233-1221
Fax: (337) 235-6678

PRESS RELEASE

OFFSHORE LOGISTICS NAMES BRIAN VOEGELE CFO

LAFAYETTE, LOUISIANA (May 17, 2005) — Offshore Logistics, Inc. (NYSE:OLG) announced today that Brian C. Voegele has been named the Company’s Chief Financial Officer, effective June 1, 2005.

Mr. Voegele was previously employed by Transocean, Inc. (NYSE:RIG), a worldwide provider of offshore drilling services. He joined Transocean and its affiliates and predecessors in 1989. He subsequently held various executive positions with Transocean, Inc., most recently as Vice President, Corporate Planning and Development. Prior to joining Transocean, Mr. Voegele was employed by Arthur Young & Co. from 1983 to 1989.

Mr. Voegele graduated from the University of Texas with a Bachelor’s Degree in Accounting. He lives in Houston with his wife and son.

William E. Chiles, President and CEO of Offshore Logistics commented, “I am very excited to bring Brian on board as our new Chief Financial Officer.  His extensive and varied experience in the financial management of a worldwide oilfield service company will prove to be invaluable for Offshore Logistics as we continue to expand and grow in the global marketplace.   I look forward to working with Brian and believe that he is the right person to help us move forward.”

Offshore Logistics, Inc. is a major provider of helicopter transportation services to the oil and gas industry worldwide. Through its subsidiaries, affiliates and joint ventures, the Company provides transportation services in most oil and gas producing regions including the United States Gulf of Mexico and Alaska, the North Sea, Africa, Mexico, South America, Australia, Egypt and the Far East. The Company’s Common Stock is traded on the New York Stock Exchange under the symbol OLG.

Statements contained in this press release state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those contained in this press release include, without limitation, that the Company does not expand globally to the extent anticipated. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s report on Form 10-K for the year ended March 31, 2004 and the Company’s reports on Form 10-Q for the quarters ended June 30, 2004, September 30, 2004, and December 31, 2004. Offshore Logistics, Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise.

Investor Relations Contact:
William E. Chiles
Phone: (337) 233-1221
Fax (337) 235-6678
bchiles@olog.com